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Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Lyne Andrich, 303.312.3458 Sue Hermann, 303.312.3488

CoBiz Inc. to Redeem Trust Preferred Securities

        DENVER—May 25, 2005—CoBiz Inc. (Nasdaq: COBZ) today announced that on June 30, 2005 it will redeem all 2,000,000 outstanding shares of its Colorado Business Bankshares Capital Trust I, 10.0% Cumulative Capital Securities, (American Stock Exchange symbol: CXM.Pr). The redemption price will be $10.00 per Capital Security plus $0.25 in accrued and unpaid dividends thereon to the date of redemption. In connection with the redemption, the Company may incur a one-time charge, estimated to be $100,000 to $300,000, to cancel an interest-rate swap. The interest-rate swap was entered into in January 2003 and effectively converted a fixed-interest-rate obligation under the 10% Capital Securities to a variable-interest-rate obligation.

        CoBiz Inc. (www.cobizinc.com) is a $1.75 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services—including credit, treasury management, investment and deposit products—to a targeted customer base of professionals and small to medium-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group; and employee and executive benefits consulting and wealth transfer services through Financial Designs.

        The discussion in this news release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors, as discussed in the Company's filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company's growth strategy, the possible loss of key personnel, factors that could affect the Company's ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company's filings with the Securities and Exchange Commission.

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CoBiz Inc. to Redeem Trust Preferred Securities